http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

                  GSE Systems Announces Second Quarter Results

Columbia, Maryland, August 9, 2005-- GSE Systems, Inc. (GSE) (Amex - GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported second quarter 2005 results today. Total contract revenue for the three and six months ended June 30, 2005 was $6.7 million and $13.0 million, respectively. This compares to $7.6 million and $15.2 million for the comparable periods in 2004, respectively. The Company's net loss was $556,000 or $.06 per diluted share in the second quarter 2005 and the net loss for the six months ended June 30, 2005 was $1.6 million or $.18 per diluted share. This compares with net income of $276,000 or $.03 per diluted share in the second quarter 2004 and net income of $340,000 or $.04 per diluted share in the six months ended June 30, 2004.

As compared to the Company's first quarter 2005 results, revenue for the three months ended June 30, 2005 increased 6.7% and net loss decreased by 46.6%.

The Company's revenue and profitability in 2005 have been impacted by the lower volume of orders logged in 2004 coupled with the delay of two large international simulator contracts. In addition, the Company's efforts to broaden its simulation business base continued in 2005. Examples of these efforts include the following:

     * The Company spent $345,000 in the first half of 2005 developing its military simulation business. In the second quarter 2005, GSE qualified as a prime contractor on the US Navy's Seaport-e procurement program for all engineering, program management and financial services. This allows GSE to bid on a broad range of simulation task orders as they are released by the Navy. In addition, the Company is in final negotiations with a provider of command and control software that is installed in over 150 Homeland Security Emergency Operations Centers (EOC). GSE's Real-time Emergency Management Interactive Training System (REMITS) will be integrated with their software to simulate emergency situations and enable EOC staffs to train without requiring human participation in the field.

     * The Company spent $309,000 in the first six months of 2005 developing its new simulator training center business. The business focuses on the construction of turn-key simulation training centers in developing parts of the world. GSE would provide the simulators as well as the training content for these centers.

     * Revenue from fossil power plant training simulator projects increased 39.8% in the six months ended June 30, 2005 to $1.5 million as compared to the same period in 2004. The Company spent $70,000 in the first six months of 2005 on business development efforts in the fossil power area.

Other highlights for the quarter also included the following:

     - On June 20, 2005, the Board of Directors of GP Strategies Corporation, which owns 57% of the Company's common stock, approved plans to spin-off its interest in GSE through a special dividend to the GP Strategies' stockholders. The GP Strategies stockholders will receive in the spin-off a pro-rata share of the Company's common stock based on the number of shares of GP Strategies common stock and Class B stock held on the record date, which will be determined on a future date. The Company has filed with the Securities and Exchange Commission a registration statement relating to the shares of the Company to be distributed by GP Strategies in the spin-off. The Company anticipates that the record date will be set and the spin-off will occur shortly after such registration statement is declared effective.
     - The Company developed an important financial relationship with Dolphin Equity Partners.
     -    GSE was  selected  as the  simulator  vendor for the novel  Pebble Bed
          Modular   Nuclear   Reactor   System.
     - The Company was awarded approximately $1 million in contracts in the Process Simulation sector.

John V. Moran, GSE's Chief Executive Officer said, "I am pleased that the Company's second quarter 2005 revenue has increased from the first quarter 2005 revenue, and that second quarter 2005 net loss decreased from the first quarter 2005. Our project margin also improved. We anticipate these trends to continue. We are also seeing positive signs that our business development efforts are beginning to pay off."

The Company plans to schedule an investor conference call after the anticipated spin-off has been completed.

GSE Systems, Inc. provides real-time simulation and training solutions. The company has over three decades of experience, over 250 applications, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Columbia, Maryland. Our global locations include offices in Georgia, Sweden, Japan and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K for the year ended December 31, 2004, periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

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          GSE SYSTEMS, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per share data)
                      (unaudited)

         CONDENSED STATEMENTS OF OPERATIONS

                                                              Three months ended                Six months ended
                                                                    June 30,                         June 30,
                                                           -----------------------------     ----------------------------
                                                              2005            2004             2005              2004
                                                           -------------- --------------     ------------- --------------

Contract revenue                                            $       6,717    $     7,597       $    13,010    $    15,158
Cost of revenue                                                     5,077          5,760            10,315         11,544
                                                           -------------- --------------     ------------- --------------
Gross profit                                                        1,640          1,837             2,695          3,614

Operating expenses                                                  2,014          1,504             4,092          3,057
                                                           -------------- --------------     ------------- --------------
Operating income (loss)                                             (374)            333           (1,397)            557

Other expense, net                                                  (157)              -             (225)          (143)
                                                           -------------- --------------     ------------- --------------
Income (loss) before provision (benefit) for income taxes           (531)            333           (1,622)            414

Provision (benefit) for income taxes                                   25             57              (24)             74
                                                           -------------- --------------     ------------- --------------
Net income (loss)                                           $       (556)    $       276       $   (1,598)    $       340
                                                           ============== ==============     ============= ==============



Basic earnings (loss) per common share                      $      (0.06)    $      0.03       $    (0.18)    $      0.04
                                                           ============== ==============     ============= ==============
Weighted average shares outstanding - Basic                     8,999,706      8,949,706         8,998,049      8,949,706
                                                           ============== ==============     ============= ==============
Diluted earnings (loss) per common share                    $      (0.06)    $      0.03       $    (0.18)         $ 0.04
                                                           ============== ==============     ============= ==============
Weighted average shares outstanding - Diluted                   8,999,706      9,013,608         8,998,049      9,015,370
                                                           ============== ==============     ============= ==============

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Selected balance sheet data
                                      (unaudited)
                                     June 30, 2005            December 31, 2004
                                  -------------------      -------------------------

Cash and cash equivalents          $          249               $        868
Current assets                             10,746                     10,439
Total assets                               14,388                     14,228

Current liabilities                $        7,772               $      7,781
Long-term liabilities                       2,510                        502
Stockholders' equity                        4,106                      5,945

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